Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COEPTIS THERAPEUTICS HOLDINGS INC.,

as the Purchaser,

CP MERGER SUB INC.,
as Merger Sub,

and

Z SQUARED INC.,
as the Company,

Dated as of April 25, 2025

[THIS DRAFT IS SUBJECT TO CHANGE BASED ON THE PROSPECTIVE PURCHASER’S DUE DILIGENCE INVESTIGATION. THERE ARE NO BINDING OFFERS OR AGREEMENTS UNLESS AND UNTIL A FULLY EXECUTED DEFINITIVE AGREEMENT AND PLAN OF MERGER IS DELIVERED BY THE PURCHASER]

TABLE OF CONTENTS

Page

ARTICLE I MERGER	2
1.1 Merger	2
1.2 Effective Time	2
1.3 Effect of the Merger	2
1.4 Tax Treatment	2
1.5 Articles of Incorporation and Bylaws	2
1.6 Directors and Officers of the Surviving Corporation	3
1.7 Purchaser Certificate of Incorporation	3
1.8 Merger Consideration	3
1.9 Closing Calculations	3
1.10 Effect of Merger on Company Securities	4
1.11 Surrender of Company Common Stock and Disbursement of Merger Consideration	5
1.12 Effect of Transaction on Merger Sub Stock	6
1.13 Taking of Necessary Action; Further Action	6
1.14 Appraisal and Dissenter’s Rights	6
ARTICLE II CLOSING	7
2.1 Closing	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB,	7
3.1 Organization and Standing	7
3.2 Authorization; Binding Agreement	8
3.3 Governmental Approvals	8
3.4 Non-Contravention	9
3.5 Capitalization	9
3.6 SEC Filings and Purchaser Financials	10
3.7 Absence of Certain Changes	10
3.8 Compliance with Laws	11
3.9 Purchaser Permits	11
3.10 Litigation	11
3.11 Taxes and Returns	11
3.12 Employee Matters	13
3.13 Benefit Plans	14
3.14 Properties	16
3.15 Material Contracts	17
3.16 Environmental Matters	18
3.17 Sufficiency of Assets	19
3.18 Merger Sub Activities	19
3.19 Investment Company Act	20
3.20 Finders and Brokers	20
3.21 Ownership of Merger Consideration	20
3.22 Certain Business Practices	20
3.23 Insurance	21
3.24 Independent Investigation	21
3.25 Intellectual Property	21
3.26 Undisclosed Liabilities	24
3.27 No Other Representations	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	24
4.1 Organization and Standing	25
4.2 Authorization; Binding Agreement	25
4.3 Capitalization	25
4.4 Subsidiaries; Equity Ownership	26
4.5 Governmental Approvals	26
4.6 Non-Contravention	26
4.7 Company Financials	27
4.8 Absence of Certain Changes	28
4.9 Compliance with Laws	28
4.10 Company Permits	28
4.11 Litigation	28
4.12 Material Contracts	28
4.13 Intellectual Property	30
4.14 Taxes and Returns	32
4.15 Real Property	33
4.16 Personal Property	34
4.17 Title to and Sufficiency of Assets	34
4.18 Employee Matters	34
4.19 Benefit Plans	35
4.20 Environmental Matters	37
4.21 Insurance	38
4.22 Certain Business Practices	38
4.23 Investment Company Act	39
4.24 Finders and Brokers	39
4.25 Independent Investigation	39
4.26 Information Supplied	39
4.27 Undisclosed Liabilities	40
4.28 No Other Representations	40
ARTICLE V COVENANTS	40
5.1 Access and Information	40
5.2 Conduct of Business of the Company	41
5.3 Conduct of Business of the Purchaser	41
5.4 Interim Financial Statements	44
5.5 Purchaser Public Filings	44
5.6 No Solicitation	44
5.7 No Trading	45
5.8 Notification of Certain Matters	46
5.9 Efforts	46
5.10 Tax Matters	47
5.11 Further Assurances	48
5.12 The Registration Statement	48
5.13 Company Stockholder Meeting	49
5.14 Public Announcements	49
5.15 Confidential Information	50
5.16 Post-Closing Board of Directors and Executive Officers	51
5.17 Indemnification of Directors and Officers; Tail Insurance	52
5.18 Listing	52
5.19 Spin Out	53

ARTICLE VI CLOSING CONDITIONS	53
6.1 Conditions to Each Party’s Obligations	53
6.2 Conditions to Obligations of the Company	54
6.3 Conditions to Obligations of the Purchaser	55
6.4 Frustration of Conditions	57
ARTICLE VII TERMINATION AND EXPENSES	57
7.1 Termination	57
7.2 Effect of Termination	59
7.3 Fees and Expenses; Termination Fees	59
ARTICLE VIII MISCELLANEOUS	59
8.1 Survival	59
8.2 Non-Recourse	60
8.3 Notices	60
8.4 Binding Effect; Assignment	61
8.5 Third Parties	61
8.6 Arbitration	61
8.7 Governing Law; Jurisdiction	61
8.8 WAIVER OF JURY TRIAL	62
8.9 Specific Performance	62
8.10 Severability	62
8.11 Amendment	62
8.12 Waiver	63
8.13 Entire Agreement	63
8.14 Interpretation	63
8.15 Counterparts	64
ARTICLE IX DEFINITIONS	64
9.1 Certain Definitions	64
9.2 Section References	72

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Purchaser Voting Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 25, 2025 by and among (i) Coeptis Therapeutics Holdings Inc., a Delaware corporation (the “Purchaser”), (ii) CP Merger Sub Inc., a Wyoming corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Z Squared Inc., a Wyoming corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.The Company, directly and indirectly through its subsidiaries, is in the business of mining cryptocurrencies including (but not limited to) Dogecoin and various business activities related thereto;

B.The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, in exchange for the right of each Company Stockholder (as defined herein) to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Wyoming Statutes (as amended, the “W.S.”);

D. Prior to Closing, the Purchaser shall (i) contribute the NexGenAI Affiliates Platform (as defined herein) to the Technology Subsidiary (as defined herein) in accordance with Section 5.19 hereof and (ii) form the Spin Out SPV (as defined herein) for purposes of consummating the Spin Out in accordance with Section 5.19 hereof, pursuant to which the Purchaser will spin out the Spin Out Subsidiaries through the contribution of its equity ownership in the Spin Out Subsidiaries to the Spin Out SPV;

E.The respective boards of directors of the Company, the Purchaser and Merger Sub have (i) determined that the Merger in the manner contemplated herein is fair, advisable and in the best interests of their respective companies and stockholders, (ii) by resolutions duly adopted, approved this Agreement and the transactions contemplated hereby, including the Merger and the Spin Out, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F.As a condition to the willingness of, and an inducement to each of Purchaser and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories (as defined herein) is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit A-1 attached hereto (the “Company Voting Agreements”), and each of the Purchaser Voting Agreement Signatories (as defined herein) is entering into a voting agreement, in favor of Purchaser, in substantially the form of Exhibit A-2 attached hereto (the “Purchaser Voting Agreements” and together with the Company Voting Agreements, collectively, the “Voting Agreements”) under which the Voting Agreement Signatories (as defined herein) will agree, with respect to a portion of the shares of Company Common Stock or Purchaser Common Stock, as applicable, held thereby, to approve the Merger and the other transactions contemplated by this Agreement;

G.The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

H.Certain capitalized terms used herein are defined in ARTICLE IX hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

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ARTICLE I
MERGER

1.1Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the W.S., Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company at the Effective Time (defined below), following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2Effective Time. The Parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Wyoming the Articles of Merger in customary form and substance for the merger of Merger Sub with and into the Company (the “Articles of Merger”) in accordance with the relevant provisions of the W.S. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Secretary of State of the State of Wyoming, or at such later time as shall be agreed upon by the Purchaser and the Company and specified in the Articles of Merger.

1.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the W.S. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.5Articles of Incorporation and Bylaws. Immediately prior to the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub shall be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, except that the name of Merger Sub in such Articles of Incorporation and Bylaws shall be “CP Merger Sub Inc.” (the “A&R Merger Sub Articles and Bylaws”). At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the A&R Merger Sub Articles and Bylaws, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be “Z Squared Inc.”, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.

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1.6Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.16, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7Purchaser Certificate of Incorporation. Effective upon the Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation in a form mutually agreed to by Purchaser and the Company (the “Final Purchaser Certificate of Incorporation”), which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to such name as mutually agreed to by the Purchaser and the Company and (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.16.

1.8Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock that represents at Closing the Applicable Percentage of Purchaser’s issued and outstanding shares of Purchaser Common Stock as calculated on a Fully-Diluted Basis (the “Merger Consideration”). For purposes hereof, (A) “Applicable Percentage” means (i) if the Company Asset Value (defined below) is equal to or greater than $750 million, such number of shares of common stock as will represent 90% of the post-Merger ownership of Purchaser on a Fully-Diluted Basis, and (ii) if the Company Asset Value is less than $750 million, such number of shares of common stock as will reflect the portion of the $750 million in Company Asset Value as of Closing (by way of example, if a 90% post-Merger ownership would be represented by 36 million shares of Purchaser Common Stock, then if the Company delivers $500 million in Company Asset Value at Closing, the Company Stockholders would receive from Purchaser, in the aggregate, two-thirds of said 36 million shares of Purchaser Common Stock, or 24 million shares (calculated as following: 36 million shares multiplied by a formula, the numerator of which is the $500 million Company Asset Value delivered and the denominator of which is the $750 million Company Asset Value required to obtain the full 90%)), and (B) “Company Asset Value” means the value of the mining computer assets set forth on Schedule 1.8 attached hereto (collectively, the “Mining Machines”) owned by Company as of the Closing as determined by a mutually agreeable third-party valuation expert, less the sum of (y) all Company Debt being assumed by the Purchaser post-Merger and (z) Company Transaction Expenses being assumed by Purchaser post-Merger. Each Company Stockholder shall receive for its Company Common Stock held a number of shares of Purchaser Common Stock equal to such Company Stockholder’s Pro Rata Share of aggregate number of shares of Purchaser Common Stock comprising the Merger Consideration. In addition, in the event that Purchaser has utilized for its own purposes the SEPA Carveout amount, an additional 500,000 shares of Purchaser Common Stock shall be added to the Merger Consideration.

1.9Closing Calculations. Not later than six (6) Business Days prior to the Closing Date, Purchaser shall deliver to the Company a statement, certified by the Purchaser’s chief executive officer and chief financial officer, setting forth Purchaser’s calculation of issued and outstanding shares of Purchaser Common Stock as calculated on a Fully-Diluted Basis (the “Purchaser Share Calculation”). Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer and chief financial officer (the “Closing Statement”) setting forth (a) a good faith calculation of the Company Asset Value, as of the Reference Time, and (b) the Applicable Percentage, and a calculation of the total number of shares of Purchaser Common Stock to be issued at Closing as Merger Consideration, in reasonable detail for each component thereof. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will in good faith make any appropriate adjustments to the Closing Statement as agreed between the Company and Purchaser prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be based primarily on the independently determined Company Asset Value and otherwise in accordance with this Agreement.

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1.10Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)Company Common Stock. Subject to clause (b) below, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be canceled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration, upon delivery of the Transmittal Documents in accordance with Section 1.11 (subject to clause (b) below). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 below).

(b)Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Common Stock that are owned by the Company as treasury shares or any Company Common Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist in accordance with Section 1.14 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.14.

(d)Company Warrants(e). The Company has no outstanding Company Warrants as of the date of this Agreement. In the event that any Company Warrants are issued by the Company at any time during the Interim Period, each such Company Warrant (whether vested or unvested), if not exercised prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Common Stock.

(e)Other Company Convertible Securities. The Company has no outstanding Company Convertible Securities as of the date of this Agreement. In the event that any Company Convertible Securities are issued or given by the Company at any time during the Interim Period, each such Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Common Stock.

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1.11Surrender of Company Common Stock and Disbursement of Merger Consideration.

(a)Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of accepting each Letter of Transmittal. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”).

(b)Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock held by such Company Stockholder (excluding any Company Common Stock described in Sections 1.10(b) or 1.10(c)), reasonably promptly after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. The Company Common Stock held by such Company Stockholder shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Common Stock.

(c)If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Common Stock is registered in the books and records of the Company immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered such Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the Effective Time, there shall be no further registration of transfers of Company Common Stock. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Common Stock that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall have surrendered such Company Common Stock by providing the applicable Transmittal Documents. Subject to applicable Law, following surrender of any such Company Common Stock by delivery of the applicable Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(e)All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.11(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.11 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(f)Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Common Stock or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Title 17, Chapter 16, Article 13 of the W.S. (a “Dissenting Stockholder”) with respect to its Company Common Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the W.S. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in the W.S. with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the W.S. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

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ARTICLE II
CLOSING

2.1Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Meister Seelig & Fein, PLLC (“MSF”), counsel to the Purchaser, 125 Park Avenue, 7th Floor, New York, NY 10017, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

For purposes of this ARTICLE III, references to “Purchaser” shall include Coeptis Therapeutics Holdings, Inc. and each of its Subsidiaries, to the extent applicable, as of the date hereof. Except (i) as set forth in the disclosure schedules delivered by the Purchaser and Merger Sub to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face) and (ii) with respect to matters and assets related to the Spin Out Subsidiaries and their respective operations, the Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

3.1Organization and Standing. Each of Purchaser and Merger Sub is, and upon incorporation in accordance with the terms of this Agreement, the Technology Subsidiary will be, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Purchaser and Merger Sub has, and as of the Closing the Technology Subsidiary will have, all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, with respect to Purchaser and Merger Sub, and as being conducted as of the Closing, with respect to the Technology Subsidiary. Each of the Purchaser and Merger Sub is, and as of the Closing the Technology Subsidiary will be, duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 3.1 lists (i) all jurisdictions in which each of Purchaser and Merger Sub is qualified to conduct business and all names other than its legal name under which each of Purchaser and Merger Sub does business and (ii) as of the Closing, all jurisdictions in which the Technology Subsidiary is qualified to conduct business and all names other than its legal name under which the Technology Subsidiary does business. Each of the Purchaser and Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect, and the Organizational Documents of the Technology Subsidiary, as in effect as of the Closing Date, will have been made available to the Company promptly following the incorporation of the Technology Subsidiary. Each of the Purchaser and Merger Sub is not, and as of the Closing, the Technology Subsidiary is not, in violation of any provision of its respective Organizational Documents in any material respect.

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3.2Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party or otherwise bound, to perform the Purchaser’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is, or will be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the boards of directors of the Purchaser and Merger Sub in accordance with the Purchaser’s and Merger Sub’s Organizational Documents and the Delaware General Corporations Law (“DGCL”) or the W.S., as applicable, any other applicable Law or any Contract to which the Purchaser or Merger Sub or any of their respective stockholders is a party to or by which the Purchaser or Merger Sub or their respective securities are bound, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the Purchaser’s and Merger Sub’s boards of directors, by resolutions adopted at a meeting duly called and held or by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Purchaser’s stockholders in accordance with the DGCL or the W.S., as applicable, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL or the W.S., as applicable, and the Purchaser’s and Merger Sub’s Organizational Documents, (iii) resolved to recommend that the Purchaser’s stockholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Stockholder Approval Matters in accordance with the DGCL and the Purchaser’s and Merger Sub’s Organizational Documents and (iv) directed that this Agreement and the other Purchaser Stockholder Approval Matters be submitted to the Purchaser’s stockholders for their approval and adoption (the “Purchaser Recommendation”). The Voting Agreements delivered by the Purchaser include holders of Purchaser Common Stock representing at least 500,000 shares of Purchaser Common Stock, and such Voting Agreements are in full force and effect. This Agreement has been, and each Ancillary Document to which each of the Purchaser and Merger Sub is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement or any Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby or thereby, other than (a) pursuant to Antitrust Laws, including the HSR Act, (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Purchaser or the Merger Sub or their ability to perform their respective obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

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3.4Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which each is or is required to be a party or otherwise bound, and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s, Merger Sub’s or the Technology Subsidiary’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, the Technology Subsidiary or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser, Merger Sub or the Technology Subsidiary under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser, Merger Sub or the Technology Subsidiary under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or be reasonably be expected to have a material and adverse effect upon the Purchaser or the Merger Sub or their ability to perform their respective obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

3.5Capitalization.

(a)The authorized shares of the Purchaser consist of (i) 150,000,000 shares of common stock, par value $0.0001 per share (the “Purchaser Common Stock”) of which 3,414,939 are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share (“Purchaser Preferred Stock”), 10,000 of which have been classified as Class A Preferred Stock (the “Purchaser Class A Preferred Shares”) of which 3,800 of such Purchaser Class A Preferred Shares are issued and outstanding as of the date hereof, in each case, as set forth on Schedule 3.5(a). All outstanding Purchaser Common Stock is, and all Purchaser Common Stock when issued (and subject to the effectiveness of the Final Purchaser Certificate of Incorporation) will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. None of the outstanding shares or other equity interests of the Purchaser were issued in violation of any applicable securities Laws. None of the Purchaser Stockholders has hypothecated, pledged or otherwise encumbered any Purchaser Common Stock or Purchaser Preferred Stock held by each such Purchaser Stockholder.

(b)Schedule 3(c).5(b) lists each of the Subsidiaries of the Purchaser as of the date hereof, which are owned of record and as set forth in Schedule 3.5(b). As of the date hereof, Purchaser does not own, directly or indirectly, any equity interests in any other Person other than as set forth in Schedule 3.5(b).

(c)Prior to giving effect to the transactions contemplated by this Agreement and after completion of the Spin Out, other than Merger Sub and the Technology Subsidiary, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person(d).

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(d)Except as set forth in Schedule 3(e).5(a) and Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser, the Merger Sub or the Technology Subsidiary or (B) obligating Purchaser, the Merger Sub or the Technology Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser, Merger Sub or the Technology Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of the Purchaser, the Merger Sub or the Technology Subsidiary to repurchase, redeem or otherwise acquire any shares of the Purchaser, the Merger Sub or the Technology Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(d), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser, Merger Sub or the Technology Subsidiary is a party with respect to the voting of any shares of the Purchaser, Merger Sub or the Technology Subsidiary. All of the Purchaser’s, Merger Sub’s and Technology Subsidiary’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

3.6SEC Filings and Purchaser Financials. The Purchaser, since November 1, 2022, has timely filed or furnished all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the fiscal year ended December 31, 2022, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter beginning with the quarter ended March 31, 2023, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since November 1, 2022 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Purchaser SEC Reports”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below)) in the financial statements and notes of the Purchaser contained or incorporated by reference in the Purchaser SEC Reports (the “Purchaser Financials”), the Purchaser SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheet included in the Purchaser’s most recent annual report on Form 10-K is referred to herein as the “Purchaser Balance Sheet.”

3.7Absence of Certain Changes. Except as set forth on Schedule 3.7, since date of the Purchaser Balance Sheet until the date hereof, each of the Purchaser, the Merger Sub and the Technology Subsidiary has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect.

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3.8Compliance with Laws. Each of the Purchaser, Merger Sub and the Technology Subsidiary is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, Merger Sub or the Technology Subsidiary, and none of the Purchaser, the Merger Sub or the Technology Subsidiary has received written notice alleging any violation of applicable Law in any material respect by the Purchaser, the Merger Sub or the Technology Subsidiary. None of the Purchaser, the Merger Sub or the Technology Subsidiary is, to its Knowledge, under investigation with respect to any violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and, except as set forth on Schedule 3.8, none of Purchaser, Merger Sub or the Technology Subsidiary has previously received any subpoenas from any Governmental Authority.

3.9Purchaser Permits. Each of the Purchaser and the Technology Subsidiary (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Purchaser) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Purchaser Permits”). The Purchaser has made available to the Company true, correct and complete copies of all material Purchaser Permits, all of which material Purchaser Permits are listed on Schedule 3.9. All of the Purchaser Permits are in full force and effect, and no suspension or cancellation of any of the Purchaser Permits is pending or, to the Purchaser’s Knowledge, threatened, and none of the Purchaser Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Neither the Purchaser nor the Technology Subsidiary is in violation in any material respect of the terms of any Purchaser Permit, and neither the Purchaser nor the Technology Subsidiary has received any written or, to the Knowledge of the Purchaser, oral notice of any Actions relating to the revocation or modification of any Purchaser Permit.

3.10Litigation. There is no (a) Action of any nature currently pending or, to the Purchaser’s Knowledge, threatened (and no such Action has been brought or, to the Purchaser’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Purchaser or the Technology Subsidiary, their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Purchaser or the Technology Subsidiary must be related to the Purchaser’s or the Technology Subsidiary’s respective business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.10, if finally determined adversely to the Purchaser or the Technology Subsidiary, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Purchaser or the Technology Subsidiary. In the past five (5) years, none of the current or former officers, senior management or directors of the Purchaser or the Technology Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.11Taxes and Returns.

(a)Each of the Purchaser and the Technology Subsidiary has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.11(a) sets forth each jurisdiction where each of the Purchaser and the Technology Subsidiary files or is required to file a Tax Return.

(b)There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or the Technology Subsidiary by a Governmental Authority in a jurisdiction where the Purchaser or the Technology Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c)Neither the Purchaser nor the Technology Subsidiary is being audited by any Tax authority nor has been notified in writing or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or the Technology Subsidiary in respect of any Tax, and neither the Purchaser nor the Technology Subsidiary has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(d)There are no Liens with respect to any Taxes upon the Purchaser’s or the Technology Subsidiary’s assets, other than Permitted Liens.

(e)Neither the Purchaser nor the Technology Subsidiary has (i) made, revoked, or amended any material Tax election, (ii) filed any amended Tax Returns or claim for refund or (iii) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(f)Each of the Purchaser and the Technology Subsidiary has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)Neither the Purchaser nor the Technology Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Purchaser or the Technology Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)Neither the Purchaser nor the Technology Subsidiary has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)Neither the Purchaser nor the Technology Subsidiary has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4.

(j)Neither the Purchaser nor the Technology Subsidiary has any material Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor the Technology Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser or the Technology Subsidiary with respect to any period following the Closing Date.

(k)Neither the Purchaser nor the Technology Subsidiary has requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l)Neither the Purchaser nor the Technology Subsidiary: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Purchaser or the Technology Subsidiary is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has it ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser or the Technology Subsidiary is or was the common parent corporation.

(m)Neither the Purchaser nor the Technology Subsidiary is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.12Employee Matters.

(a)Neither the Purchaser nor the Technology Subsidiary is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Purchaser or the Technology Subsidiary, and neither the Purchaser nor the Technology Subsidiary has Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Purchaser, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.12(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Purchaser, threatened between the Purchaser or the Technology Subsidiary and Persons employed by or providing services as independent contractors to the Purchaser or the Technology Subsidiary. No current officer or key employee of the Purchaser or the Technology Subsidiary has provided the Purchaser or the Technology Subsidiary written or, to the Knowledge of the Purchaser, oral notice of his or her plan to terminate his or her employment with the Purchaser or the Technology Subsidiary. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Purchaser or Technology Subsidiary employees has occurred since inception, or is currently contemplated, planned or announced. Neither the Purchaser nor the Technology Subsidiary has ever implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b)Each of the Purchaser and the Technology Subsidiary (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Purchaser, oral notice that there is any pending Action involving unfair labor practices against the Purchaser or the Technology Subsidiary, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or the Technology Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)Schedule 3.12(c) sets forth a complete and accurate list of all employees of the Purchaser, and the Purchaser will have provided the Company with a complete and accurate list as of a date no later than ten (10) Business Days prior to the Closing Date of all employees of the Technology Subsidiary, showing for each such employee of the Purchaser and the Technology Subsidiary (i) name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Purchaser or the Technology Subsidiary)), and (ii) any wages, salary, bonus, commission or other compensation due and owing to each such employee during or for the fiscal year ending December 31, 2024(d). Except as set forth on Schedule 3.12(c), (A) no employee is a party to a written employment Contract with the Purchaser or the Technology Subsidiary and each is employed “at will”, and (B) each of the Purchaser and the Technology Subsidiary has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and neither the Purchaser nor the Technology Subsidiary has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Purchaser’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 3.12(c), each Purchaser and Technology Subsidiary employee has entered into the Purchaser’s or the Technology Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Purchaser or the Technology Subsidiary (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Company by the Purchaser.

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(d)Schedule 3(e).12(d) contains a list of all independent contractors (including consultants) currently engaged by the Purchaser or the Technology Subsidiary, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.12(d), all of such independent contractors are a party to a written Contract with the Purchaser or the Technology Subsidiary. Except as set forth on Schedule 3.12(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with the Purchaser or the Technology Subsidiary, a copy of which has been provided to the Company by the Purchaser. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Purchaser or the Technology Subsidiary are bona fide independent contractors and not employees of the Purchaser or the Technology Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Purchaser or the Technology Subsidiary to pay a material amount in severance or a termination fee.

3.13Benefit Plans.

(a)Set forth on Schedule 3.13(a) is a true and complete list of each Benefit Plan of each of the Purchaser and the Technology Subsidiary (each, a “Purchaser Benefit Plan”). With respect to each Purchaser Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Purchaser Financials. Except as set forth on Schedule 3.13(a), neither the Purchaser nor the Technology Subsidiary is and has not in the past been a member of a “controlled group” for purposes of Sections 414(b), (c), (m) or (o) of the Code, nor does the Purchaser or the Technology Subsidiary have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)Each Purchaser Benefit Plan in all material respects is and has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Purchaser Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) is funded through a trust exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Purchaser, no fact exists which could adversely affect the qualified status of such Purchaser Benefit Plans or the exempt status of such trusts.

(c)With respect to each Purchaser Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Purchaser or the Technology Subsidiary, the Purchaser has provided to the Company accurate and complete copies, if applicable, of: (i) all Purchaser Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications between the Purchaser, the Technology Subsidiary or any Purchaser Benefit Plan and any Governmental Authority and relating to a Purchaser Benefit Plan within six (6) years preceding the date of this Agreement.

(d)With respect to each Purchaser Benefit Plan: (i) such Purchaser Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no employee, officer or director thereof that is a fiduciary (under ERISA) with respect to such Purchaser Benefit Plan has breached any of its fiduciary responsibilities, obligations or duties imposed on it by ERISA; (iii) no Action is pending, or to the Purchaser’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) nothing has occurred with respect to any Purchaser Benefit Plan that has subjected or could reasonably be expected to subject any material penalty under Section 502 of ERISA or Section 4975 of the Code; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Purchaser Financials.

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(e)No Purchaser Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and neither the Purchaser nor the Technology Subsidiary has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. To the Purchaser’s Knowledge, no Purchaser Benefit Plan will become a multiple employer plan with respect to the Purchaser or the Technology Subsidiary immediately after the Closing Date. Neither the Purchaser nor the Technology Subsidiary currently maintains nor has it ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)There is no arrangement under any Purchaser Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser or the Technology Subsidiary and no arrangement exists pursuant to which the Purchaser or the Technology Subsidiary will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)With respect to each Purchaser Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Purchaser or the Technology Subsidiary beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each of the Purchaser and the Technology Subsidiary has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. Neither the Purchaser nor the Technology Subsidiary has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Sections 502(i) or (l) of ERISA.

(i)Each Purchaser Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is listed on Schedule 3.13(i) and has been, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. There is no Contract or plan to which the Purchaser or the Technology Subsidiary is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

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3.14Properties.

(a)Real Property. Schedule 3.14(a) contains complete and accurate details regarding the premise leased by the Purchaser as of the Closing Date for the operation of the business of the Purchaser and the Technology Subsidiary, and of the current lease, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Purchaser Real Property Lease”), as well as the current annual rent and term under the Purchaser Real Property Lease. The Purchaser has provided to the Company a true and complete copy of the Purchaser Real Property Lease. The Purchaser Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. To the Knowledge of the Purchaser, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Purchaser or any other party under the Purchaser Real Property Lease, and the Purchaser has not received notice of any such condition. The Purchaser does not own or has it ever owned any real property or any interest in real property (other than the leasehold interests in the Purchaser Real Property Lease).

(b)Personal Property. Each item of Personal Property which is currently owned, used or leased by the Purchaser or the Technology Subsidiary related to the business of the Technology Subsidiary is set forth on Schedule 3.14(b), along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Purchaser Personal Property Leases”). Except as set forth in Schedule 3.14(b), all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) in all material respects, and are suitable for their intended use in the business of the Purchaser and the Technology Subsidiary. The operation of the Purchaser’s business through or related to the Technology Subsidiary as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Purchaser, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Purchaser. The Purchaser has provided to the Purchaser a true and complete copy of each of the Purchaser Personal Property Leases, and in the case of any oral Purchaser Personal Property Lease, a written summary of the material terms of such Purchaser Personal Property Lease. The Purchaser Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Purchaser, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Purchaser or any other party under any of the Purchaser Personal Property Leases, and the Purchaser has not received notice of any such condition.

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3.15Material Contracts.

(a)Schedule 3.15(a) sets forth a true, correct and complete list of, and the Purchaser has made available to the Company (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Purchaser or the Technology Subsidiary is a party or by which the Purchaser, the Technology Subsidiary, or any of their respective properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.15(a), a “Purchaser Material Contract”) that:

(i)contains covenants that limit the ability of the Purchaser or the Technology Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Purchaser or the Technology Subsidiary having an outstanding principal amount in excess of $200,000;

(v)involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 or shares or other equity interests of the Purchaser or the Technology Subsidiary or another Person;

(vi)relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Purchaser or the Technology Subsidiary or their respective businesses or material assets;

(vii)by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Purchaser or the Technology Subsidiary under such Contract or Contracts of at least $100,000 per year or $400,000 in the aggregate;

(viii)obligates the Purchaser or the Technology Subsidiary to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(ix)may not be canceled by the Purchaser or the Technology Subsidiary on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee;

(x)relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Purchaser or the Technology Subsidiary, other than Off-the-Shelf Software; or

(xi)is otherwise material to the Purchaser or the Technology Subsidiary and outside of the ordinary course of business and not described in clauses (i) through (x) above.

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(b)Except as disclosed in Schedule 3(c).15(a), with respect to each Purchaser Material Contract: (i) such Purchaser Material Contract is valid and binding and enforceable in all material respects against the Purchaser or the Technology Subsidiary, as applicable, and, to the Knowledge of the Purchaser, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Purchaser Material Contract in any material respect; (iii) neither the Purchaser nor the Technology Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Purchaser or the Technology Subsidiary, or permit termination or acceleration by the other party thereto, under such Purchaser Material Contract; (iv) to the Knowledge of the Purchaser, no other party to such Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Purchaser or the Technology Subsidiary, under such Purchaser Material Contract; (v) neither the Purchaser nor the Technology Subsidiary has received written or, to the Knowledge of the Purchaser, oral notice of an intention by any party to any such Purchaser Material Contract that provides for a continuing obligation by any party thereto to terminate such Purchaser Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Purchaser or the Technology Subsidiary in any material respect; and (vi) neither the Purchaser nor the Technology Subsidiary has waived any material rights under any such Purchaser Material Contract.

3.16Environmental Matters. Except as set forth in Schedule 3.16:

(a)Each of the Purchaser and the Technology Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (collectively, “Purchaser Environmental Permits”), no Action is pending or, to the Purchaser’s Knowledge, threatened to revoke, modify, or terminate any such Purchaser Environmental Permit, and, to the Purchaser’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Purchaser Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Purchaser Environmental Permits.

(b)Neither the Purchaser nor the Technology Subsidiary is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Neither the Purchaser nor the Technology Subsidiary has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)No Action has been made or is pending, or to the Purchaser’s Knowledge, threatened against the Purchaser or the Technology Subsidiary or any of their respective assets of alleging either or both that the Purchaser or the Technology Subsidiary may be in material violation of any Environmental Law or Purchaser Environmental Permit or may have any material Liability under any Environmental Law.

(d)Neither the Purchaser nor the Technology Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Purchaser or the Technology Subsidiary or any property currently or formerly owned, operated, or leased by the Purchaser or the Technology Subsidiary or any property to which the Purchaser or the Technology Subsidiary arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Purchaser or the Technology Subsidiary incurring any material Environmental Liabilities.

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(e)There is no investigation of the business, operations, or currently owned, operated, or leased property of the Purchaser or the Technology Subsidiary or, to the Purchaser’s Knowledge, previously owned, operated, or leased property of the Purchaser or the Technology Subsidiary pending or, to the Purchaser’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)To the Knowledge of the Purchaser, there is not located at any of the properties of the Purchaser or the Technology Subsidiary any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)The Purchaser has provided to the Company all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Purchaser and the Technology Subsidiary.

3.17Sufficiency of Assets. Each of the Purchaser and the Technology Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens set forth on Schedule 3.17. The assets (including Intellectual Property rights and contractual rights) of the Purchaser and the Technology Subsidiary constitute all of the material assets, rights and properties that are currently used in the operation of the businesses of the Purchaser and the Technology Subsidiary as they are now conducted or that are used or held by the Purchaser and the Technology Subsidiary for use in the operation of the businesses of the Purchaser and the Technology Subsidiary, and taken together, are adequate and sufficient for the operation of the businesses of the Purchaser and the Technology Subsidiary as currently conducted.

3.18Merger Sub Activities. Merger Sub was formed for the sole purpose of engaging in the transactions contemplated by this Agreement. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

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3.19Investment Company Act. The Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.20Finders and Brokers. Neither the Purchaser nor any of its Affiliates has incurred, nor will it incur, any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

3.21Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.22Certain Business Practices.

(a)None of the Purchaser, the Technology Subsidiary or, to Purchaser’s knowledge, any of their respective Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)The operations of the Purchaser and the Technology Subsidiary are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder in all material respects and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser or the Technology Subsidiary with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)None of the Purchaser, the Technology Subsidiary or any of their respective directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or the Technology Subsidiary is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither the Purchaser nor the Technology Subsidiary has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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3.23Insurance. Schedule 3.23 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser and the Technology Subsidiary relating to the Purchaser, the Technology Subsidiary or their respective businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and each of the Purchaser and the Technology Subsidiary is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Purchaser nor the Technology Subsidiary has any self-insurance or co-insurance programs. Since the Purchaser’s and the Technology Subsidiary’s formation, neither the Purchaser nor the Technology Subsidiary has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. There have been no insurance claims made by the Purchaser or the Technology Subsidiary. Each of the Purchaser and the Technology Subsidiary has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Purchaser or the Technology Subsidiary. To the Knowledge of the Purchaser, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Neither the Purchaser nor the Technology Subsidiary has made any claim against an insurance policy as to which the insurer is denying coverage.

3.24Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor any of its Representatives has made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.25Intellectual Property.

(a) Schedule 3.25(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Purchaser or the Technology Subsidiary or otherwise used or held for use by the Purchaser or the Technology Subsidiary in which the Purchaser or the Technology Subsidiary is the owner, applicant or assignee (“Purchaser Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Purchaser or the Technology Subsidiary. Schedule 3.25(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Purchaser IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Purchaser IP Licenses” as that term is used herein), under which the Purchaser or the Technology Subsidiary is a licensee or otherwise is authorized to use or practice any Intellectual Property, and such Purchaser IP Licenses describe all such Intellectual Property licenses under such Purchaser IP Licenses. The Purchaser or the Technology Subsidiary owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Purchaser or the Technology Subsidiary, and previously used or licensed by the Purchaser or the Technology Subsidiary, except for the Intellectual Property that is the subject of the Purchaser IP Licenses. To the Knowledge of the Purchaser, no item of Purchaser Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Purchaser Registered IP, the Purchaser or the Technology Subsidiary has obtained valid assignments of inventions from each inventor and have been prepared without material defects in form or substance and are being prosecuted diligently in accordance with all duty of disclosure obligations. To the Knowledge of the Purchaser, all other Purchaser Registered IP and material unregistered Intellectual Property owned or purported to be owned by the Purchaser or the Technology Subsidiary is valid and enforceable. Except as set forth on Schedule 3.25(a)(iii), all Purchaser Registered IP is owned exclusively by the Purchaser or the Technology Subsidiary without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Purchaser Registered IP, and the Purchaser or the Technology Subsidiary has recorded assignments of all Purchaser Registered IP.

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(b)The Purchaser or the Technology Subsidiary has a valid and enforceable license to use all Intellectual Property that is the subject of the Purchaser IP Licenses applicable to the Purchaser or the Technology Subsidiary. To the Knowledge of the Purchaser, the Purchaser IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the respective businesses of the Purchaser and the Technology Subsidiary as presently conducted. Each of the Purchaser and the Technology Subsidiary has performed all obligations imposed on it in the Purchaser IP Licenses, has made all payments required to date, and neither the Purchaser nor the Technology Subsidiary is, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Purchaser and the Technology Subsidiary of the Intellectual Property that is the subject of the Purchaser IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Purchaser or the Technology Subsidiary other than by any applicable terms regarding term and renewal of such licenses. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Purchaser or the Technology Subsidiary are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all current applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and being diligently prosecuted, all without challenge of any kind other than office actions or similar administrative refusals in the ordinary course of seeking governmental recognition of such rights. Neither the Purchaser nor the Technology Subsidiary is party to any Contract that requires the Purchaser or the Technology Subsidiary to assign to any Person all of its rights in any Intellectual Property developed by the Purchaser or the Technology Subsidiary under such Contract.

(c)Schedule 3.25(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Purchaser or the Technology Subsidiary is the licensor (each, a “Purchaser Outbound IP License”). Each of the Purchaser and the Technology Subsidiary has performed all obligations imposed on it in the Purchaser Outbound IP Licenses, and neither the Purchaser nor the Technology Subsidiary is, nor, to the Knowledge of the Purchaser, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)No Action is pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or the Technology Subsidiary that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by or licensed to the Purchaser or the Technology Subsidiary, nor, to the Knowledge of the Purchaser, is there any reasonable basis for any such Action. Neither the Purchaser nor the Technology Subsidiary has received any written or, to the Knowledge of the Purchaser, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Purchaser or the Technology Subsidiary, nor to the Knowledge of the Purchaser is there a reasonable basis therefor. There are no Orders to which the Purchaser is a party or its otherwise bound that (i) restrict the rights of the Purchaser or the Technology Subsidiary to use, transfer, license or enforce any Intellectual Property owned by the Purchaser or the Technology Subsidiary, (ii) restrict the conduct of the business of the Purchaser or the Technology Subsidiary in order to accommodate a third Person’s Intellectual Property, or (iii) other than any applicable Purchaser Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Purchaser or the Technology Subsidiary. Neither the Purchaser nor the Technology Subsidiary is currently or will be infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with operating the business of the Purchaser or the Technology Subsidiary as presently conducted or contemplated to be conducted or in connection the ownership, use or license of any Intellectual Property owned or purported to be owned by the Purchaser or the Technology Subsidiary or, to the Knowledge of the Purchaser, otherwise in connection with the conduct of the business of the Purchaser or the Technology Subsidiary. To the Purchaser’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Purchaser or the Technology Subsidiary (“Purchaser IP”) in any material respect.

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(e)Except as set forth on Schedule 3.25(e), all officers, directors, employees and independent contractors of the Purchaser and the Technology Subsidiary (and each of their respective Affiliates) are obligated to assign and have assigned to the Purchaser or the Technology Subsidiary all Intellectual Property arising from the services performed for the Purchaser or the Technology Subsidiary by such Persons and all such assignments of Purchaser Registered IP have been recorded. No current or former officers, employees or independent contractors of the Purchaser or the Technology Subsidiary have claimed any ownership interest in any Intellectual Property owned by the Purchaser or the Technology Subsidiary. To the Knowledge of the Purchaser, there has been no violation of the Purchaser’s or the Technology Subsidiary’s policies or practices related to protection of Purchaser IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Purchaser or the Technology Subsidiary. The Purchaser has made available to the Company true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Purchaser or the Technology Subsidiary. To the Purchaser’s Knowledge, none of the employees of the Purchaser or the Technology Subsidiary is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Purchaser or the Technology Subsidiary, or that would materially conflict with the business of the Purchaser or the Technology Subsidiary as presently conducted or contemplated to be conducted. Each of the Purchaser and the Technology Subsidiary has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Purchaser IP.

(f)To the Knowledge of the Purchaser, no Person has obtained unauthorized access to material third party information and data (including personally identifiable information) in the possession of the Purchaser or the Technology Subsidiary, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Purchaser, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Purchaser or the Technology Subsidiary. Each of the Purchaser and the Technology Subsidiary has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of each of the Purchaser and the Technology Subsidiary has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Purchaser or the Technology Subsidiary, or (ii) any Purchaser IP License. Other than with respect to Purchaser IP that will be transferred to the Spin Out SPV in the Spin Out, immediately following the Closing, the Purchaser and the Technology Subsidiary shall be permitted to exercise all of the Purchaser’s or the Technology Subsidiary’s rights under such Contracts or Purchaser IP Licenses to the same extent that the Purchaser or the Technology Subsidiary would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Purchaser or the Technology Subsidiary would otherwise be required to pay in the absence of such transactions.

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3.26Undisclosed Liabilities. None of the Purchaser, Merger Sub or the Technology Subsidiary has any Liabilities of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise), except for (a) Liabilities reflected or reserved against in the Purchaser Balance Sheet, (b) current Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Purchaser Balance Sheet that, individually or in the aggregate, are not material, or (c) Liabilities incurred in connection with the transactions contemplated by this Agreement.

3.27No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this ARTICLE III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Sub or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of the Purchaser and Merger Sub hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this ARTICLE III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

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4.1Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wyoming and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

4.2Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is, or will be, a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the W.S., any other applicable Law or any Contract to which the Company or any of its stockholders is a party to or by which it or its securities are bound, and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders in accordance with the W.S., (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the W.S. and the Company’s Organizational Documents, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company’s stockholders for adoption and approval and (iv) resolved to recommend that the Company stockholders adopt and approve this Agreement and the other matters required for the Required Company Stockholder Approval (the “Company Recommendation”). The Voting Agreements delivered by the Company include holders of Company Common Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3Capitalization.

(a)The Company is authorized to issue 1,000,000 shares of Company Common Stock, one of which shares is issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Common Stock are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the W.S., any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury, and has no class of stock outstanding other than Company Common Stock. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

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(b)There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock option, restricted stock, equity appreciation, phantom equity or similar rights or plans with respect to the Company, nor are there any voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)The Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4Subsidiaries; Equity Ownership. The Company does not have, and has never had, any Subsidiaries. The Company does not own, nor has it ever owned, any equity ownership interests in any other Person.

4.5Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, including the HSR Act, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, or (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Company or its abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.6Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Company or its abilities to perform their obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

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4.7Company Financials.

(a)The Company has no material Liabilities of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise), except for Liabilities incurred in connection with the transactions contemplated by this Agreement. The Company will deliver to Purchaser, on or before May 15, 2025, audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2024 and December 31, 2023 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of May 5, 2025 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) which each will have been audited (for the audited Company Financials) and reviewed (for the unaudited Company Financials) by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) which will each fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). The balance sheet of Company as of December 31, 2024 is hereinafter referred to as the “Company Balance Sheet.”

(b)Since January 1, 2023 (the “Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since the Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(c)All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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4.8Absence of Certain Changes. Except as set forth on Schedule 4.8, since the date of the Company Balance Sheet until the date hereof, the Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect.

4.9Compliance with Laws. The Company is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not received written notice alleging any violation of applicable Law in any material respect by the Company. The Company is not to its Knowledge under investigation with respect to any violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and, except as set forth on Schedule 4.9, the Company has not previously received any subpoenas from any Governmental Authority.

4.10Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, and none of the Company Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12Material Contracts.

(a)Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii)involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $200,000;

(v)involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 or shares or other equity interests of the Company or another Person;

(vi)relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii)obligates the Company to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(ix)relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than Off-the-Shelf Software (as hereinafter defined); or

(x)is otherwise material to the Company and outside of the ordinary course of business and not described in clauses (i) through clauses (i) through (ix) above.

(b)Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

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4.13Intellectual Property.

(a)Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than Off-the-Shelf Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and such Company IP Licenses describe all such Intellectual Property licenses under such Company IP Licenses. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor and have been prepared without material defects in form or substance and are being prosecuted diligently in accordance with all duty of disclosure obligations. To the Knowledge of the Company, all other Company Registered IP and material unregistered Intellectual Property owned or purported to be owned by the Company is valid and enforceable. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b)The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company other than by any applicable terms regarding term and renewal of such licenses. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all current applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and being diligently prosecuted, all without challenge of any kind other than office actions or similar administrative refusals in the ordinary course of seeking governmental recognition of such rights. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c)Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, a “Company Outbound IP License”). The Company has performed all obligations imposed on it in the Company Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d)No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by or licensed to the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than any applicable Company Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently or will be infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with operating the business of the Company as presently conducted or contemplated to be conducted or in connection the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e)Except as set forth on Schedule 4.13(e), all officers, directors, employees and independent contractors of the Company (and each of their respective Affiliates) are obligated to assign and have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)To the Knowledge of the Company, no Person has obtained unauthorized access to material third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

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4.14Taxes and Returns.

(a)The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)The Company is not being audited by any Tax authority nor has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e)The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4.

(i)The Company does not have any material Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

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(j)The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not nor has it ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has it ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.16Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) in all material respects, and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the date of the Company Balance Sheet included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, rights and properties that are currently used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted.

4.18Employee Matters.

(a)The Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or key employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company employees has occurred since inception, or is currently contemplated, planned or announced. The Company has never implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b)The Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)Schedule 4.18(c) sets forth a complete and accurate list of all employees of the Company, showing for each such employee (i) name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), and (ii) any wages, salary, bonus, commission or other compensation due and owing to each such employee during or for the fiscal year ending December 31, 2024. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay a material amount in severance or a termination fee.

4.19Benefit Plans.

(a)Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. Except as set forth on Schedule 4.19(a), the Company is not and has not in the past been a member of a “controlled group” for purposes of Sections 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)Each Company Benefit Plan in all material respects is and has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) is funded through a trust exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(c)With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications between the Company or any Company Benefit Plan and any Governmental Authority and relating to a Company Benefit Plan within six (6) years preceding the date of this Agreement.

(d)With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) neither the Company nor any employee, officer or director thereof that is a fiduciary (under ERISA) with respect to such Company Benefit Plan has breached any of its fiduciary responsibilities, obligations or duties imposed on it by ERISA; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company to any material penalty under Section 502 of ERISA or Section 4975 of the Code; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. To the Company’s Knowledge, no Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain nor has it ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Sections 502(i) or (l) of ERISA.

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(i)Each Company Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is listed on Schedule 4.19(i) and has been, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20Environmental Matters. Except as set forth in Schedule 4.20:

(a)The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Company Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Company Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Company Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Company Environmental Permits.

(b)The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Company Environmental Permit or may have any material Liability under any Environmental Law.

(d)The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e)There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

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(g)The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21Insurance.

(a)Schedule 4.21(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. Since the Company’s formation, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)Schedule 4.21(b) identifies each individual insurance claim in excess of $50,000 made by the Company since the Company’s formation. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.22Certain Business Practices.

(a)Neither the Company, nor any of its officers or directors, nor, to the Knowledge of the Company, any of their other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their other Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)The operations of the Company are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder in all material respects and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c)None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.23Investment Company Act. The Company is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.24Finders and Brokers. The Company has not incurred nor will it incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.25Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives has made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.26Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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4.27Undisclosed Liabilities. The Company has no Liabilities of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise), except for (a) Liabilities reflected or reserved against in the Company Balance Sheet, (b) current Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Company Balance Sheet that, individually or in the aggregate, are not material, or (c) Liabilities incurred in connection with the transactions contemplated by this Agreement.

4.28No Other Representations. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Company or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

ARTICLE V
COVENANTS

5.1Access and Information.

(a)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

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(b)During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2Conduct of Business of the Company. Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Schedule 5.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its businesses, assets and employees in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. During the Interim Period (except with the written consent of the Purchaser), the Company shall not amend its Organizational Documents in a manner that would adversely affect the Purchaser or the holders of Purchaser Common Stock relative to the other holders of Company Common Stock.

5.3Conduct of Business of the Purchaser and the Technology Subsidiary. Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as required by applicable Law or as set forth on Schedule 5.3, the Purchaser shall, and shall cause the Technology Subsidiary to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and the Technology Subsidiary and their respective businesses, assets and employees in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. During the Interim Period (except with the written consent of the Company), the Purchaser shall not (y) provide its consent to permit any Purchaser Stockholder to hypothecate, pledge or otherwise encumber any Purchaser Common Stock or Purchaser Preferred Stock or (z) exercise its right to issue or sell Purchaser Common Stock pursuant to the Standby Equity Purchase Agreement if such issuance or sale would result in the Purchaser receiving aggregate proceeds in excess of $3,000,000 (such $3,000,000 amount, the “SEPA Carveout”). In the event the Purchaser exercises its right to issue or sell Purchaser Common Stock pursuant to the Standby Equity Purchase Agreement during the Interim Period with the Company’s consent and such issuance or sale results in the Purchaser receiving aggregate proceeds in excess of the SEPA Carveout, the excess of such proceeds over the SEPA Carveout shall be solely for the benefit of the Surviving Corporation. During the Interim Period (except with the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement or the Ancillary Documents or as required by applicable Law, or as set forth on Schedule 5.3), the Purchaser shall not, and shall not permit the Technology Subsidiary to:

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(a)amend or propose to amend its Organizational Documents;

(b)(i) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of capital stock or any other securities of the Purchaser or the Technology Subsidiary or any options, warrants, calls, or rights to acquire any such shares or other securities, (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of any shares of its capital stock, or (iv) take any action that would result in any change of any economic term (including any conversion price thereof) of any debt security of the Purchaser or the Technology Subsidiary;

(c)issue, sell, pledge, dispose of, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Purchaser Common Stock or the value of the Purchaser or any part thereof (other than the issuance of shares of Purchaser Common Stock upon the exercise of any Purchaser Equity Award outstanding as of the date of this Agreement in accordance with its terms);

(d)except as required by any Purchaser Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Purchaser or the Technology Subsidiary to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Purchaser’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Purchaser Employee Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Purchaser Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Purchaser Employee Plan, other than contributions required by Law, the terms of such Purchaser Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)acquire, by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Person or a division thereof;

(f)make any loans, advances, or capital contributions to, or investments in, any other Person;

(g)sell, grant a license in, or otherwise subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of its material properties or assets, other than the sale of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(h)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(i)repurchase, prepay, or incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Purchaser or the Technology Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain the financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(j)enter into or amend or modify in any material respect, waive or assign any material right under, or consent to the termination of (other than at its stated expiry date), any Purchaser Material Contract or any other Contract that, if in effect as of the date hereof would constitute a Purchaser Material Contract;

(k)except in the ordinary course of business consistent with past practice, enter into, amend, or terminate any lease or sublease of real property (including the Purchaser Real Property Lease) or fail to exercise any right to renew the Purchaser Real Property Lease;

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(l)make any capital expenditure in excess of $50,000;

(m)institute, settle, or compromise any material Action, other than (i) any Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Purchaser Balance Sheet; provided, that neither the Purchaser nor the Technology Subsidiary shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Purchaser’s or the Technology Subsidiary’s business;

(n)except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets, or make any changes in financial or Tax accounting methods, principles, or practices;

(o)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Purchaser Balance Sheet (or most recent consolidated balance sheet included in the Purchaser SEC Reports), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Purchaser or the Technology Subsidiary;

(p)except in connection with actions permitted by Section 5.6 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Purchaser or the Technology Subsidiary by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Purchaser or the Technology Subsidiary with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the Company or any of its Affiliates, or the transactions contemplated by this Agreement;

(q)abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Purchaser IP, or grant any right or license to any Purchaser IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(r)enter into any new line of business outside of the existing line of business of the Purchaser and the Technology Subsidiary;

(s)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(t)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Purchaser or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(u)adopt or implement any stockholder rights plan or similar arrangement;

(v)take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (i) any representation and warranty of the Purchaser or Merger Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect; or

(w)agree or commit to do any of the foregoing.

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5.4Interim Financial Statements. During the Interim Period, within fifteen (15) calendar days following the end of each calendar month, and within thirty (30) calendar days following the end of each three-month calendar quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the date of the Company Balance Sheet through the end of such monthly or quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

5.5Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Common Stock on Nasdaq.

5.6No Solicitation.

(a)For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) of the same structure and outcome for Purchaser as is contemplated by this Agreement.

(b)During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c)During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing (a “Purchaser Recommendation Change”). Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.

(d)During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that it prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing (a “Company Recommendation Change”)

5.7No Trading. Each of the Company and the Purchaser acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Purchaser hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the other (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the other Party in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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5.8Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9Efforts.

(a)Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)In furtherance and not in limitation of Section 5.9(a), each of Company and Purchaser shall promptly after the date of this Agreement prepare, and in no event later than twenty five (25) Business Days after the date of this Agreement, file or caused to be filed any required HSR Act filing in respect of the transactions contemplated by this Agreement with the United States Federal Trade Commission and Antitrust Division of the United States Department of Justice (the “HSR Filing”). Each of Company and the Purchaser shall use reasonable best efforts to promptly and substantially comply with all requests of any Governmental Authority for additional information and documents; provided that no Party shall have any obligation to proceed or comply with any request (including any second request) made pursuant to 15 U.S.C. § 18a(e)(1)(A). The Company and Purchaser shall request early termination of the applicable waiting period under the HSR Act. If Purchaser reasonably determines that a withdrawal and re-filing of Company’s Notification and Report Form (a “Pull and Refile”) will enable the Parties to expedite the Closing, Purchaser may conduct a Pull and Refile in compliance with FTC Rule 16 C.F.R. 803.12 and any other applicable Law as promptly as practicable.

(c)Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, including the HSR Act, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(d)As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e)Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

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5.11Further Assurances; Guarantee.

(a)The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

(b)Company shall deliver to Purchaser not later than five (5) Business Days following the date hereof, a limited guaranty from a party reasonably acceptable to Purchaser guaranteeing payment of the Company Termination Fee and any costs and expenses (including reasonable attorney’s fees) incurred in connection with the collection thereof.

5.12The Registration Statement.

(a)As promptly as practicable after the date hereof, the Purchaser shall prepare with the assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of the Purchaser’s stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Spin Out, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq; (ii) the approval of the Final Purchaser Certificate of Incorporation; (iii) the adoption and approval of a new equity incentive plan in a form mutually agreed to by Purchaser and the Company (the “Incentive Plan”), which will provide for awards for a number of shares of Purchaser Common Stock equal to not more than fifteen percent (15%) of the number of shares of Purchaser Common Stock issued and outstanding from time to time; (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.16 hereof; (v) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger, the Spin Out and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”); and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b)The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Purchaser Special Meeting. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c)The Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement and the Purchaser Special Meeting promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than sixty (60) days following the effectiveness of the Registration Statement.

(e)The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting.

5.13Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”) or seek approval by an action by written consent, and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14Public Announcements.

(a)The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b)The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, each of the Purchaser and the Company shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser and the Company reviewing, commenting upon and approving each other’s Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15Confidential Information.

(a)The Company hereby agrees that, during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b)The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VII, for a period of two (2) years after such termination (and continuing with respect to Company Confidential Information that is a Trade Secret so long as such Trade Secret is protectable under applicable Law), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16Post-Closing Board of Directors and Executive Officers.

(a)The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that as of the Effective Time (and giving effect to the effectiveness of the Final Purchaser Certificate of Incorporation), the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will initially consist of five (5) individuals, a majority of whom shall qualify as an independent director under the Securities Act and the listing standards of Nasdaq, in each case subject to each individual’s ability and willingness to serve and who shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. Such designees shall be identified promptly following the date hereof and, in any event, in advance of and for inclusion in the Proxy Statement. In the event any designee becomes unable or unwilling to serve prior to the Effective Time on the Post-Closing Purchaser Board in the role identified, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 5.16. Promptly following the date hereof, and in any event prior to the filing of the Proxy Statement, the Purchaser and the Company shall work in good faith to equitably allocate designees among the three (3) classes of directors, provided that the Purchaser Designees shall serve in the class of directors with the latest initial re-election date. The Purchaser will enter into customary indemnification agreements with such designees, including the Purchaser Designees, in form and substance reasonably acceptable to them.

(b)The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of the Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

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5.17Indemnification of Directors and Officers; Tail Insurance.

(a)The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

5.18Listing.

(a)During the Interim Period, the Purchaser shall use its reasonable best efforts to ensure that the Purchaser remains listed as a public company on, and for Purchaser Common Stock listed on, Nasdaq.

(b)Each of the Purchaser and the Company shall use commercially reasonable efforts to cause the Purchaser Common Stock to be issued in connection with the transactions to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

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5.19Spin Out.

(a)Prior to the Closing, and prior to undertaking the actions contemplated in Section 5.19(b) and Section 5.19(c) below, Purchaser shall undertake all required activities to restructure its organization into two subsidiary groupings, the Technology Subsidiary and the Spin Out Subsidiaries. It is agreed and understood by Purchaser and the Company that intended effect of this restructuring is to ensure that at Closing the Spin Out Subsidiaries are prepared to be spun out in connection with the Spin Out and that the Technology Subsidiary is prepared to remain in place as a Subsidiary of Purchaser and comprise part of Purchaser’s business operations post-Closing. In the event that one or more newly formed subsidiaries are created in connection with the restructuring, Purchaser will coordinate with the Company regarding any new subsidiaries that will be treated as a Technology Subsidiary or as a Spin Out Subsidiary.

(b)Prior to the Closing, Purchaser shall (a) enter into a Contribution Agreement (the “Spin Out SPV Contribution Agreement”) in a form mutually agreed to by Purchaser and the Company, providing for the contribution of substantially all its assets and liabilities, including the Spin Out Subsidiaries, a Delaware corporation and a wholly owned subsidiary of Purchaser, which shall be formed by Purchaser (“Spin Out SPV”) in exchange for all the outstanding shares of common stock of Spin Out SPV (the “Spin Out Contribution”); (b) consummate the Spin Out Contribution; and (c) declare a pro rata dividend of all the outstanding shares of common stock of Spin Out SPV to the Purchaser Shareholders existing on the date (the “Record Date”) that is the record date for determining eligibility to vote at the Purchaser Shareholders’ Meeting (the “Spin Out SPV Dividend,” and, together with the Spin Out Contribution, the “Spin Out”). Purchaser and Spin Out SPV shall cause the Spin Out to comply with all applicable Legal Requirements. Immediately prior to but conditioned upon the Closing, Purchaser shall issue the Spin Out SPV Dividend to the record holders of Purchaser Common Stock as of the Record Date. Purchaser shall not amend, modify or waive any provisions of the Spin Out SPV Contribution Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, Purchaser shall (x) use its reasonable best efforts to seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are transferred and assigned in connection with the Spin Out releasing Purchaser from any and all liabilities and obligations under such Contracts, and (y) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Spin Out.

(c)Prior to the Closing, Purchaser shall (a) enter into a Contribution Agreement (the “Technology Subsidiary Contribution Agreement”) in a form mutually agreed to by Purchaser and the Company providing for the contribution of substantially all of the Purchaser’s technology assets set forth on Schedule 5.19(c) attached hereto (the “NexGenAI Affiliates Platform”) to Coeptis Technologies, Inc., a Florida corporation or a wholly owned subsidiary of Purchaser to be formed prior to Closing (the “Technology Subsidiary”), in exchange for all the outstanding shares of common stock of the Technology Subsidiary (the “Technology Subsidiary Contribution”) and (b) consummate the Technology Subsidiary Contribution.

5.20Mining Machines. The Company shall ensure that the Mining Machines are fully operational within thirty (30) days following the Closing Date. If any Mining Machines are not working for any reason within such thirty (30) day period, Company shall, at its cost and expense, promptly restore or replace any non-operational Mining Machines with comparable operational equipment of equivalent functionality and performance within sixty (60) days.

ARTICLE VI
CLOSING CONDITIONS

6.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

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(b)Required Company Stockholder Approval. The Company Special Meeting or action by written consent, as applicable, shall have been held in accordance with the W.S. and the Company’s Organizational Documents, and at such meeting or written consent, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c)Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated, and any similar waiting period applicable under any other applicable Antitrust Laws shall have expired or been terminated.

(d)Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e)Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f)No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)Nasdaq. The Purchaser Common Stock to be issued in connection with the transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.16.

(i)Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

6.2Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser and Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)Agreements and Covenants. The Purchaser shall have performed, in all material respects, all of the Purchaser’s obligations and complied, in all material respects, with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c)No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)Final Purchaser Certificate of Incorporation. At or prior to the Closing, the Final Purchaser Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

(e)Technology Subsidiary Contribution. (i) if the Technology Subsidiary is a wholly owned subsidiary of Purchaser to be formed prior to Closing, the Technology Subsidiary shall have been formed by Purchaser; (ii) the Technology Subsidiary Contribution Agreement shall be in full force and effect; and (iii) the Technology Subsidiary Contribution shall have been consummated.

(f)Closing Deliveries.

(i)Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser and an officer of Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii)Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer and an officer of Merger Sub certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents and Merger Sub’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser and Merger Sub is or is required to be a party or otherwise bound.

(iii)Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, the Merger Sub and the Technology Subsidiary certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Merger Sub’s and the Technology Subsidiary’s jurisdiction of organization and from each other jurisdiction in which the Purchaser, Merger Sub and the Technology Subsidiary is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.3Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

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(a)Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b)Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d)Ancillary Documents. Each Ancillary Document shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)Company Asset Value; Mining Machines. The Company shall have delivered to Purchaser at Closing: (i) a Company Asset Value of not less than $660,300,000, less the sum of (y) all Company Debt being assumed by the Purchaser post-Merger and (z) Company Transaction Expenses being assumed by Purchaser post-Merger; and (ii) not less than 9,000 Mining Machines;

(f)Listing. The Purchaser Common Stock to be issued in connection with the transactions shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(g)Spin Out. (i) the Spin Out SPV Contribution Agreement shall be in full force and effect; (ii) the Contribution shall have been consummated; (iii) Purchaser shall have declared the Spin Out SPV Dividend; and (iv) following the consummation of the Spin Out, Purchaser shall not be liable for any obligations or Liabilities of Purchaser attributable to the Spin Out Subsidiaries.

(h)Compliance with SEC Monitoring Order. The transactions contemplated by this Agreement shall be in compliance in all material respects with the Broadstreet Order and no provision of this Agreement shall conflict with or violate any of the terms of the Broadstreet Order or the related legal proceedings.

(i)Closing Deliveries.

(i)Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii)Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

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(iii)Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Wyoming as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, from each of the persons set forth Schedule 6.3(i)(v) hereto, duly executed by the parties thereto.

(vi)Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(vii)Resignations. The Purchaser shall have received written resignations effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

6.4Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND EXPENSES

7.1Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)by mutual written consent of the Purchaser and the Company;

(b)by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VI have not been satisfied or waived by the three (3) month anniversary of the date of this Agreement (the “Outside Date”) (provided, that if the SEC has not declared the Registration Statement effective on or prior to the three (3) month anniversary of the date of this Agreement, the Outside Date shall be automatically extended by three (3) months); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c)by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing;

(g)by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(h)by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained;

(i)by Company (at any time prior to the approval of the Merger and the issuance of Purchaser Common Stock in the Merger by the Purchaser Shareholder Approval) if a Purchaser Triggering Event shall have occurred; or

(j)by Purchaser (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred.

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7.2Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, ARTICLE VIII and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3Fees and Expenses; Termination Fees.

(a)Subject to this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Spin Out, shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. Notwithstanding the foregoing, the Purchaser and the Company each agree to each be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required under the HSR Act (“Antitrust Expenses”) or for other regulatory filings made prior to the Closing and SEC registration fees, if any.

(b)In the event that:

(i)this Agreement is terminated by the Company pursuant to Section 7.1(i), then Purchaser shall pay to the Company or its designee(s) a nonrefundable fee in an amount equal to $5,000,000 (the “Purchaser Termination Fee”) by wire transfer of same-day funds, within thirty (30) Business Days of the date of termination of this Agreement, which shall be Company’s sole and exclusive remedy for such termination; and

(ii)this Agreement is terminated by the Purchaser pursuant to Section 7.1(j), then the Company shall pay to Purchaser or its designee(s) a nonrefundable fee in an amount equal to $5,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds, within thirty (30) Business Days of the date of termination of this Agreement, which shall be Purchaser’s sole and exclusive remedy for such termination.

ARTICLE VIII
MISCELLANEOUS

8.1Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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8.2Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

8.3Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Coeptis Therapeutics Holdings Inc.
105 Bradford Road, Suite 420
Wexford, PA 15090
Attn: David Mehalick, CEO
Telephone No.: 412-398-4112
Email: dave.mehalick@coeptistx.com

with a copy (which will not constitute notice) to:

Meister Seelig & Fein PLLC
125 Park Avenue, 7th Floor
New York, New York 10017
Attn: Denis A. Dufresne, Esq.
Facsimile No.: (212) 655-3535
Telephone No.: (212) 655-3500
Email: dad@msf-law.com

If to the Company or the Surviving Corporation, to: Z Squared Inc. 670 NW 113th Street Miami, FL 33168 Attn: David Halabu Telephone No.: (305) 213-7625 Email: david@10llc.com with a copy (which will not constitute notice) to:

Baker Hostetler
811 Main Street, Suite 1100
Houston, Texas 77002
Attn: Alan Lanis Jr. (“JR”)
Telephone No.: (310) 442-8828
Email: jrlanis@bakerlaw.com

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8.4Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.5Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.6Arbitration. Any and all disputes, controversies and claims (other than applications for specific performance, a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 8.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Allegheny County, State of Pennsylvania. The language of the arbitration shall be English.

8.7Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 8.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Wilmington, Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 8.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 8.2. Nothing in this Section 8.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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8.8WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.10Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.11Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

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8.12Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.13Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

8.14Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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8.15Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE IX
DEFINITIONS

9.1Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent.

“Broadstreet Order” means the order issued by the SEC as set forth in Securities and Exchange Commission v. David Feingold, Joseph B. Baldassarra, Steven S. Baldassarra, Broad Street Global Management, LLC, Case No. 1:25-cv-20436-DPG, Order Granting Stipulated Motion to Appoint a Monitor and Other Additional Relief (S.D. Fla. Apr. 21, 2025).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Pittsburgh, Pennsylvania are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Pittsburgh, Pennsylvania are generally open for use by customers on such day.

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“Company Debt” means, as of the Reference Time, the aggregate amount of the Company’s Liabilities, including all Indebtedness and all Company Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any Treasury Regulations promulgated thereunder.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the W.S., prior to the Effective Time.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Securities” means, collectively, the Company Common Stock and any other, if any, Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Company Triggering Event” shall be deemed to have occurred if: (a) a Company Recommendation Change shall have occurred, (b) the Board of Directors of Company shall have failed to recommend that Company’s stockholders vote to approve the Company Stockholder Matters or shall for any reason have withdrawn or shall have modified in a manner adverse to Purchaser the Company Board Recommendation; (c) Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (d) any action, inaction or fact or circumstance related to the Company shall have caused the Purchaser Common Stock to be issued in connection with the transactions not to be approved for listing on Nasdaq; (e) shall have entered into a binding or non-binding letter of intent or similar document related to potential Alternative Transaction or entered into any definitive agreement with respect to an Alternative Transaction; (f) Company shall have failed to deliver the minimum Company Asset Value as contemplated in Section 6.3(e) by the Outside Date; or (g) the transactions contemplated by this Agreement are not in compliance in all material respects with the Broadstreet Order or any provision of this Agreement conflicts with or violates any of the terms of the Broadstreet Order or the related legal proceedings.

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“Company Voting Agreement Signatories” means, collectively, holders of Company Common Stock representing at least the Required Company Stockholder Approval.

“Company Warrants” means any warrants to purchase Company Common Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1151 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§111 et seq., Occupational Safety and Health Act, 29 U.S.C. §§651 et seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. §§2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Basis” means the total number of shares of issued and outstanding shares of Purchaser Common Stock after giving effect to the conversion of any outstanding shares of Purchaser Preferred Stock, if any, at Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness described in clauses (a) through (h) above of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

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“Knowledge” means (i) with respect to the Purchaser, Merger Sub, the actual knowledge of David Mehalick, Brian Cogley and Christopher Calise, after reasonable inquiry, or (ii) with respect to the Company, the actual knowledge of Dave Halabu, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or pandemic or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), and (vi) the announcement or pendency of the transactions contemplated by this Agreement (including the Merger and the Spin Out)(provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement). Notwithstanding the foregoing, with respect to the Purchaser, the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the shares of Company Common Stock held by such Company Stockholder as of the Closing, divided by (ii) the total shares of Company Common Stock held by all Company Stockholders as of the Closing.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

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“Purchaser Equity Award” means an incentive stock option, nonstatutory stock option, stock appreciation right, restricted stock award, performance award, or other award granted under the Purchaser Incentive Plan.

“Purchaser Incentive Plan” means the Coeptis Therapeutics Holdings Inc. 2022 Equity Incentive Plan (as amended from time to time).

“Purchaser Stockholders” means the holders of Purchaser Common Stock and Purchaser Preferred Stock.

“Purchaser Triggering Event” shall be deemed to have occurred if: (a) a Purchaser Recommendation Change shall have occurred; (b) the Board of Directors of Purchaser shall have failed to recommend that Purchaser’s shareholders vote to approve the Purchaser Shareholder Approval Matters or shall for any reason have withdrawn the Purchaser Board Recommendation; (c) Purchaser shall have failed to include in the Proxy Statement the Purchaser Board Recommendation; or (d) the Purchaser shall have entered into a binding or non-binding letter of intent or similar document related to potential Alternative Transaction or entered into any definitive agreement with respect to an Alternative Transaction.

“Purchaser Voting Agreement Signatories” means, collectively, holders of Purchaser Common Stock representing at least 500,000 shares of Purchaser Common Stock.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Spin Out Subsidiaries” means: (a) Coeptis Therapeutics, Inc., a Delaware corporation; (b) Coeptis Pharmaceuticals, Inc., a Delaware corporation; (c) Coeptis Pharmaceuticals, LLC, a Pennsylvania limited liability company; (d) GEAR Therapeutics, Inc., a Florida corporation; (e) SNAP Biosciences, Inc., a Florida corporation, (f) Cell Bio, Inc., a Florida corporation, (g) Coeptis BioForge, Inc., a Florida corporation and (h) in the event Technology Subsidiary is a wholly owned subsidiary of Purchaser formed by Purchaser prior to the Closing, Coeptis Technologies, Inc., a Florida corporation.

“Standby Equity Purchase Agreement” means that certain Standby Equity Purchase Agreement, dated as of November 1, 2024, by and between YA II PN, Ltd. and Purchaser.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) the Company’s portion of any Antitrust Expenses in accordance with Section 7.3 that have not been paid prior to the Closing, and (iv) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Purchaser, Merger Sub or the Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Voting Agreement Signatories” means, collectively, the Company Voting Agreement Signatories and the Purchaser Voting Agreement Signatories.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

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9.2Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	8.6
Acquisition Proposal	5.6(a)
Agreement	Preamble
Alternative Transaction	5.6(a)
Antitrust Expenses	7.3(a)
Articles of Merger	1.2
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.9
Company	Preamble
Company Balance Sheet	4.7(a)
Company Benefit Plan	4.19(a)
Company Disclosure Schedules	Article IV
Company Environmental Permits	4.20(a)
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Outbound IP License	4.13(c)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Recommendation	4.2
Company Recommendation Change	5.6(d)
Company Registered IP	4.13(a)
Company Special Meeting	5.13
Company Termination Fee	7.3(c)
D&O Indemnified Persons	5.17(a)
DGCL	3.2
Dispute	8.6
Dissenting Shares	1.14
Dissenting Stockholder	1.14
Effective Time	1.2
Enforceability Exceptions	3.2
Exchange Agent	1.11(a)
Expenses	7.3
Federal Securities Laws	5.7
Final Purchaser Certificate of Incorporation	1.7
HSR Filing	5.9(b)
Incentive Plan	5.12(a)
Interim Period	5.1(a)
Letter of Transmittal	1.11(a)
Lookback Date	4.7(b)
Merger	Recitals
Merger Consideration	1.8

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Term	Section
Merger Sub	Preamble
Mining Machines	1.8
MSF	2.1
NexGenAI Affiliates Platform	5.19(c)
OFAC	3.22(c)
Off-the-Shelf Software	3.25(a)
Outside Date	7.1(b)
Party(ies)	Preamble
Post-Closing Purchaser Board	5.16(a)
Proxy Statement	5.12(a)
Pull and Refile	5.9(b)
Purchaser	Preamble
Purchaser Balance Sheet	3.6
Purchaser Benefit Plan	3.13(a)
Purchaser Class A Preferred Shares	3.5(a)
Purchaser Common Stock	3.5(a)
Purchaser D&O Tail Insurance	5.17(b)
Purchaser Disclosure Schedules	Article III
Purchaser Environmental Permits	3.16(a)
Purchaser Financials	3.6
Purchaser IP	3.25(d)
Purchaser IP Licenses	3.25(a)
Purchaser Material Contract	3.15(a)
Purchaser Outbound IP License	3.25(c)
Purchaser Permits	3.9
Purchaser Personal Property Leases	3.14(b)
Purchaser Preferred Stock	3.5(a)
Purchaser Real Property Lease	3.14(a)
Purchaser Recommendation	3.2
Purchaser Recommendation Change	5.6(c)
Purchaser Registered IP	3.25(a)
Purchaser SEC Reports	3.6
Purchaser Special Meeting	5.12(a)
Purchaser Stockholder Approval Matters	5.12(a)
Purchaser Termination Fee	7.3(b)
Record Date	5.19(b)
Registration Statement	5.12(a)
Required Company Stockholder Approval	6.1(b)
Required Purchaser Stockholder Approval	6.1(a)
Resolution Period	8.6
Second Request	5.9(b)
SEPA Carveout	5.3
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	8.7
Spin Out	5.19(b)
Spin Out SPV	5.19(b)

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Term	Section
Spin Out SPV Contribution	5.9(b)
Spin Out SPV Contribution Agreement	5.19(b)
Spin Out SPV Dividend	5.19(b)
Surviving Corporation	1.1
Technology Subsidiary	5.19(c)
Technology Subsidiary Contribution	5.9(c)
Technology Subsidiary Contribution Agreement	5.19(c)
Transmittal Documents	1.11(b)
Voting Agreements	Recitals
W.S.	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

COEPTIS THERAPEUTICS HOLDINGS INC.

By:
Name:
Title:

Merger Sub:

CP MERGER SUB INC.

By:
Name:
Title:

{Signature Page to Merger Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Company:

Z SQUARED INC.

By:
Name:
Title:

{Signature Page to Merger Agreement}